Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

BOQI INTERNATIONAL MEDICAL INC.

BOQI INTERNATIONAL MEDICAL INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is BOQI International Medical Inc. The Certificate of Incorporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 31, 2000 under the name Galli Process, Inc.
2.	The stockholders of the Corporation, at an annual meeting duly convened and held on June 15, 2021, adopted resolutions proposing and declaring it advisable and in the best interests of the Corporation that ARTICLE FIRST of the Certificate of Incorporation be amended and restated in its entirety as follows:

“FIRST. The name of this corporation shall be: “BIMI International Medical Inc.”

3.	This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Tiewei Song, its President and Chief Executive Officer, on this 18th day of June, 2021.

BOQI INTERNATIONAL MEDICAL INC.

/s/ Tiewei Song
By: Tiewei Song
Its: President and Chief Executive Officer